Ex. (m)(9)
Prudential Investments LLC

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

November 1, 2009

The Board of Directors
Strategic Partners Mutual Funds, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:           Cap on Fund Expenses:  Jennison Equity Income Fund
___________________________________________________

To the Board of Directors:

Effective November 1, 2009, Prudential Investments LLC (“PI”), as Investment Manager of Jennison Equity Income Fund, has contractually agreed to reimburse expenses and/or waive fees through February 28, 2011 so that the operating expenses of Jennison Equity Income Fund, exclusive of taxes, interest, brokerage commissions, distribution fees and non-routine expenses, does not exceed 1.15%.

Prudential Investments LLC

By:           /s/ Scott Benjamin
Scott Benjamin
Executive Vice President